Exhibit 99.1

For more information, contact:

Ronald L. Smith

Chief Financial Officer

(336) 316-5545

Unifi, Inc. Calls for Partial Redemption of its 11.5% Senior Secured Notes due 2014

GREENSBORO, N.C., July 6, 2011 - Unifi, Inc. (NYSE: UFI) (the “Company”), announced today that it is calling for redemption on August 5, 2011 an aggregate principal amount of $10,000,000 of its outstanding 11.5% Senior Secured Notes due 2014 (the “Notes”) in accordance with the terms of the indenture governing the Notes (the “Indenture”). Pursuant to the terms of the Indenture, the redemption price for the Notes will be 102.875% of the principal amount of the redeemed Notes, plus accrued and unpaid interest. Following completion of the redemption, the aggregate principal amount of the Notes that will remain outstanding will be $123.7 million.

A formal notice of redemption will be sent separately to the holders of the Notes, in accordance with the terms of the Indenture. The Company plans to finance this redemption using borrowings under its existing secured asset-based revolving credit facility and cash-on-hand. As of today, the Company has approximately $32.0 million of outstanding borrowings under the revolving credit facility and approximately $57.1 million of availability. This redemption is expected to result in a one-time, pre-tax charge for early extinguishment of debt in the Company's fiscal 2012 first quarter of $0.5 million or about $.02 per share. The one-time pre-tax charge for the $10 million redemption will be made up of a $0.2 million non-cash charge related to the write-off of the unamortized debt issuance costs and $0.3 million of call premiums (based on the redemption price of 102.875%).

Unifi, Inc. (NYSE: UFI) is a leading diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: Sorbtek®, A.M.Y.®, Mynx® UV, Reflexx®, MicroVista® and Satura®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com.

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Unifi, Inc. Calls for Partial Redemption of its 11.5% Senior Secured Notes due 2014 – Page 2

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements.” You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” or words or phrases of similar meaning. Because forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions, these statements are inherently subject to risks and uncertainties. Many factors could affect our forward-looking statements, including, among others, the factors described under the caption “Risk Factors” in documents that we file with the SEC. New risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, actual future results may be materially different from what we plan or expect. We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

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